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                                   EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Gateway Financial Holdings, Inc. and Subsidiaries
Elizabeth City, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-98021, 333-98025, 333-98027) on Form S-8 of Gateway Financial
Holdings, Inc. and Subsidiaries of our report dated February 14, 2003 with respect to the consolidated balance sheets of Gateway Financial Holdings, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2002, annual report on Form 10-KSB of Gateway Financial Holdings, Inc. and Subsidiaries.

/s/ Dixon Odom PLLC


Sanford, North Carolina
March 19, 2003